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                                                                    EXHIBIT 10.8

                                  PRESBY CORP.

                   EMPLOYMENT AGREEMENT WITH TERENCE A. WALTS

     This Employment Agreement (this "AGREEMENT") is made and entered into as of September 5, 2002, by and between Presby Corp., a Delaware corporation (the "COMPANY"), and Terence A. Walts (the "EXECUTIVE").

     The Company hereby agrees to employ the Executive and the Executive hereby accepts employment, on the terms and conditions hereinafter set forth.

     l. PERIOD OF EMPLOYMENT. The period of the Executive's employment (the "PERIOD OF EMPLOYMENT") shall begin on September 1, 2002 and expire on September 1, 2004, subject to any earlier termination of the Executive's employment as provided in Section 6 hereof. If the Executive's employment is terminated pursuant to Section 6 hereof, the Period of Employment shall expire as of the Date of Termination (as hereinafter defined). The Company shall provide written notice to the Executive no later than March 5, 2004 of whether the Company intends to continue to employ the Executive after the expiration of this Agreement on September 1, 2004.

     2.     DUTIES.

     (a) The Executive agrees to serve as President and Chief Executive Officer of the Company, with all duties and authority necessary or appropriate to carry out properly the responsibilities of such position, as instructed from time to time by the Company's Board of Directors. During the Period of Employment, the Executive will devote his full working time and use his best efforts to advance the business and welfare of the Company. During the Period of Employment, the Executive shall not engage in any other employment activities (which, subject to other restrictions contained herein, shall not include solely passive investments), or serve as a director of any other entity, for any direct or indirect remuneration without the prior written consent of the Company; PROVIDED, HOWEVER, that the Executive shall be permitted to continue to serve as a director of and/or a consultant to (but not an employee of) Oncose, Inc. so long as the Executive devotes no more than ten percent (10%) of his time to Oncose-related matters and such matters do not interfere with the Executive's responsibilities to the Company, including but not limited to his attendance at all "road show" and related functions. The Executive will terminate his involvement with Oncose as part-time consultant on December 31, 2002. If Employee has not terminated his consultant relationship with Oncose by December 31, 2002, Employee shall have the right to extend this consultant relationship for an additional 90 days.

     (b) The Executive may also be appointed or elected to serve as a member of the Company's Board of Directors.

     3.     COMPENSATION.

     (a) During the Initial Period (as defined below), the Company shall pay the Executive a salary at the rate of one hundred sixty thousand dollars ($160,000) per year, payable in

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increments at least as frequently as twice per month. Following the Initial
Period, the Company shall pay the Executive a salary at the rate of two hundred thousand dollars ($200,000) per year, payable in increments at least as frequently as twice per month. The applicable amount of such salary shall be referred to as the "BASE SALARY".

     (b) Compensation shall be subject to review by the Company at the end of each of the Company's fiscal years during the Period of Employment, provided that the amount of Base Salary may not be decreased during the Period of Employment without the written consent of the Executive (it being acknowledged that the consent of the holders of the Company's Series B Convertible Preferred Stock (the "SERIES B PREFERRED STOCK") may be required for a change to compensation paid to the Executive).

     (c) For the purpose of this Agreement, "INITIAL PERIOD" shall mean the period of time beginning on September 1, 2002 and ending on the date of a "CLOSING", which shall mean the date on which the Company closes the sale of common stock, or securities convertible into common stock, in an offering (other than an offering relating solely to a transaction under Rule 145 under the Securities Act of 1933, as amended, or to an employee benefit plan of the Company), in which the aggregate gross proceeds to the Company are equal to or greater than ten million dollars ($10,000,000).

     (d) The Executive may receive a bonus on an annual basis based on the performance of the Executive and the Company, as may be determined in the sole discretion of the Company's Board of Directors.

     4.     BENEFITS.

     (a) During the Period of Employment, the Executive shall be entitled to participate in the Company's 401(k), group health, dental, disability, life insurance and other benefit plans applicable to executive officers of the Company, if any. The Executive shall be entitled to up to four (4) weeks of paid vacation each calendar year. The Executive shall also be entitled to all paid holidays and personal days given by the Company to its employees generally.

     (b) The Executive shall be entitled to stock options as provided in the Non-Qualified Stock Option Agreement (the "OPTION AGREEMENT") with the Company dated as of the date hereof.

     5. EXPENSES. The Company will pay or reimburse the Executive for such reasonable travel or other expenses as he may incur at the request of the Company during the Period of Employment in connection with the performance of his duties hereunder but only to the extent that the Executive (i) furnishes the Company with evidence of such expenses as the Company may reasonably require to substantiate such expenses for tax purposes and (ii) complies with other policies of the Company as may relate to reimbursement of expenses. Expenses shall include expenses incurred by the Executive in commuting to the Company's principal place of business in Dallas, Texas, subject to appropriate expense controls, including but not limited to class of travel and detailed reporting requirements, agreed to in writing by the Executive and the Company.

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     6.     TERMINATION OF EMPLOYMENT.

     6.1 BY THE COMPANY. Notwithstanding the terms set forth in Section 1 hereof, the Executive's employment with the Company shall terminate upon the occurrence of any of the following circumstances:

     (a)    DEATH. Immediately upon the Executive's death.

     (b) PERMANENT DISABILITY. Ten (10) days after written notice to the Executive that he has suffered a Disability (as defined below). "DISABILITY" shall mean any illness or impairment of mind or body that (i) renders it impossible or impracticable for the Executive to perform his duties and responsibilities hereunder for one hundred eighty (180) consecutive days or (ii) is likely to prevent the Executive from performing his duties and responsibilities hereunder for more than six (6) months during any twelve (12) month period, each as determined in good faith by a physician selected by the Company's Board of Directors. The selection of a physician shall be subject to the Executive's (or, if the Executive is mentally incapacitated to such extent that he cannot so consent, his representative's) approval, which shall not be unreasonably withheld or delayed. Any refusal without reasonable cause by or because of physical inability of the Executive to submit to a medical exam for the purpose of certifying his Disability shall be deemed to constitute conclusive evidence of the Executive's Disability.

     (c) CAUSE. At the option of the Company, and as determined in good faith in the sole discretion of the Board of Directors of the Company, because the
Executive:

     (i) has been convicted of or entered a plea of guilty or nolo contendere to a felony, or

     (ii) has used any non-prescribed controlled or illegal substance (whether on or off the job), or

     (iii) has embezzled or misappropriated funds or material property or engaged in any other material act of dishonesty, fraud, or misconduct, or

     (iv) has materially violated any provision in this Agreement or any other agreement between the Executive and the Company, provided that (A) the Company has provided the Executive with a Notice of Termination (as defined below) and
(B) the Executive has not cured such violation within ten (10) days after such Notice of Termination is delivered, or

     (v) has failed or refused to devote his full time and use his best efforts to perform his duties on behalf of the Company in accordance with this Agreement, provided that (A) the Company has provided the Executive with a Notice of Termination and (B) the Executive has not cured such violation within ten (10) days after such Notice of Termination is delivered, or

     (vi) has engaged in conduct that constitutes gross neglect or willful misconduct in carrying out the Executive's duties as an employee, resulting, in either case, in material economic harm to the Company, other than any act or omission which in the Executive's reasonable and good faith belief was in or not opposed to the best interests of the Company.

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     (d)    NOT FOR CAUSE. At the option of the Company at any time for any reason other than those referred to above or for no reason at all.

     6.2 BY THE EXECUTIVE. The Executive may terminate his employment hereunder at any time on thirty (30) days' prior written notice to the Company.

     6.3 NOTICE OF TERMINATION. Any termination of the Executive's employment by the Company (other than termination pursuant to Section 6.1(a) hereof) or by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "NOTICE OF TERMINATION" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon. For purposes of this Agreement, the "DATE OF TERMINATION" shall be the date on which the Notice of Termination is delivered, except that with respect to Section 6.1(a) the Date of Termination shall be the date of the Executive's death; with respect to Section 6.1(b) the Date of Termination shall be ten (10) days after the written notice referenced therein; with respect to Section 6.1(c) the Date of Termination shall be the later of (i) the date on which the Notice of Termination is delivered or (ii) the date on which the cure period, if any, expires; and with respect to Section 6.2, thirty
(30) days from the date on which the Notice of Termination is delivered.

     6.4 EFFECT OF TERMINATION ON DIRECTORSHIP. The Executive hereby agrees that, if he is appointed or elected to serve as a member of the Company's Board of Directors (or any affiliate or subsidiary of the Company), he shall be deemed to have resigned automatically as a director effective on the Date of Termination, in connection with any termination of the Executive's employment by the Company, pursuant to Section 6.1 or 6.2 or otherwise.

     7.     PAYMENTS UPON TERMINATION OF EMPLOYMENT.

     7.1    COMPENSATION AND BENEFITS.

     (a) In the event that Executive's employment is terminated under Section 6.1(a) or (c), the Period of Employment shall expire as of the Date of Termination and the Company shall have no further obligation to provide any compensation or other consideration, including any Bonus not due prior to the Date of Termination.

     (b) In the event that Executive's employment is terminated under Section 6.1(b) or (d) hereof during the Initial Period, the Period of Employment shall expire as of the Date of Termination and the Executive shall be entitled to monthly severance payments in the amount of $13,333.33 for a period of three (3) months.

     (c) In the event that Executive's employment is terminated under Section 6.1(b) or (d) hereof after the Initial Period, the Period of Employment shall expire as of the Date of Termination and the Executive shall be entitled to monthly severance payments in the amount of Employee's current annualized salary (excluding any bonus or other compensation) as of the Date of Termination, divided by twelve (12), for a period of six (6) months.

     (c) To the extent permitted under the Company's then-current medical, dental, disability and life insurance benefit plans, in the event that Executive's employment is terminated

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under Section 6.1(b) or (d) during or after the Initial Period, (i) the
Executive shall also be entitled to continue to participate in such plans that the Executive participated in prior to such termination at the same cost, if any, that was required to be paid by the Executive for such benefits prior to such termination, and (ii) the Executive shall be permitted to participate in such plans for the same number of months that he would be due monthly severance payments under Section 7.1(b) or (c), as applicable, or until the Executive is able to replace such benefits with reasonably comparable benefits as a result of subsequent employment, whichever is earlier.

     (e) In the event of termination upon Disability pursuant to Section 6.1(b), any cash compensation payable to the Executive pursuant to this Section
7.1 shall be reduced by any amounts payable to the Executive as disability benefits under any Company sponsored plan, social security or otherwise.

     7.2 RELEASE AND SATISFACTION. With respect to the Executive, his heirs, successors and assigns, payment by the Company of the amounts and benefits provided under this Agreement shall release, relinquish and forever discharge the Company and any director, officer, employee, shareholder or agent of the Company from any and all claims, damages, losses, costs, expenses, liabilities or obligations, whether known or unknown (other than any such claims, damages, losses, costs, expenses, liabilities or obligations (i) covered by any indemnification arrangement of the Company with respect to the Executive, or
(ii) arising under any written employee benefit plan or arrangement (whether or not tax-qualified) covering the Executive), which the Executive has incurred or suffered or may incur or suffer as a result of the Executive's employment by the Company or the termination of such employment.

     7.3 EFFECT ON THIS AGREEMENT. Any termination of the Executive's employment and any expiration of the Period of Employment under this Agreement shall not affect the continuing operation and effect of Section 7.2 above, which shall continue in full force and effect with respect to the Company and the Executive, and its and his heirs, successors and assigns.

     8.     PROPRIETARY INFORMATION, INVENTIONS AND NON-COMPETITION.

     8.1 ACCESS TO PROPRIETARY INFORMATION. The Executive acknowledges and agrees that during the term of his employment with the Company he has had and will have access to and become familiar with Proprietary Information (as hereafter defined) of the Company and its subsidiaries. The Executive agrees that for purposes of this Section 8 that employment includes full time, part time and consulting work performed by the Executive as employee or consultant of the Company or any of its subsidiaries at any time. The Executive further acknowledges and agrees that he is in a position of trust and confidence with the Company and its subsidiaries regarding such Proprietary Information and that it is the Executive's duty to maintain the confidentiality of such Proprietary Information and use it only for the benefit of the Company and its subsidiaries.

     8.2 PROTECTION OF PROPRIETARY INFORMATION. Accordingly, the Executive agrees that as an integral term of this Agreement and in consideration of his employment, salary and any bonus or severance payment and other consideration, the sufficiency of which is hereby acknowledged, and as a condition to receiving any such salary, bonus or severance payments that:

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     (a)    The Executive shall not disclose, either during his employment with the Company or any subsidiary of the Company or after termination of such employment, for whatever reason, any Proprietary Information of the Company or any of its subsidiaries to anyone or any entity, except in the course of his duties on behalf of the Company and its subsidiaries, and that he will not use such information at any time for the benefit of anyone (including, without limitation, the Executive) or any entity other than the Company or its subsidiaries.

     (b) The Executive agrees that upon the termination of his employment with the Company, for whatever reason, he will leave with or return to the Company all documents, records, notebooks or any other repositories of information concerning the Company or its subsidiaries, including without limitation Proprietary Information of the Company or any of its subsidiaries, including any copies thereof that are then or later discovered to be in the Executive's possession, whether such were developed or prepared by the Executive or by others. This provision shall not limit the Executive's right to retain copies of all documents, manuals and other forms of information that pertain directly to this Agreement or terms of compensation and benefits.

     8.3 DEFINITIONS. "PROPRIETARY INFORMATION" shall include all trade secrets and other information of any nature and in any form which is owned by the Company or its subsidiaries and which is not publicly available or generally known to persons engaged in businesses similar to that of the Company or its subsidiaries, including, but not limited to, research techniques; patents and patent applications; inventions and improvements, whether patentable or not; development projects; computer software and related documentation and materials; designs, practices, processes, methods, know-how and other facts relating to the business of the Company or its subsidiaries; practices, processes, methods, know-how and other facts related to sales, advertising, promotions, financial matters, customers, customer lists or customers' purchases of goods or services from the Company or its subsidiaries; and all other secrets and information of a confidential and proprietary nature.

     8.4 DISCLOSURE. The Executive at all times during the term of this Agreement and for a period of one (1) year after the termination of the Executive's employment with the Company or any of its subsidiaries (the "IP PERIOD"), for whatever reason such termination may occur, agrees to disclose to the Company all improvements, inventions, methods, formulae, processes, techniques, know-how and data, whether or not patentable, made or initiated, developed or reduced to practice or learned by the Executive, either alone or jointly with others, during the period of the IP Period which are directly related to or directly useful in the then current businesses of the Company or its subsidiaries or in the businesses of the Company and its subsidiaries as proposed during Executive's employment with the Company or any such subsidiary, or result from tasks assigned to or otherwise undertaken by the Executive, or result from use of premises owned, leased or contracted for by the Company (all said improvements, inventions, methods, formulae, processes, techniques, know-how and data shall be collectively hereinafter called "INVENTIONS"). The parties hereto acknowledge and agree that it is a condition of the Executive's employment with the Company that he assign all Inventions existing or conceived by him on or prior to the date hereof to the Company and the Executive hereby does so.

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     8.5    PROPERTY RIGHTS AND ASSIGNMENT. The Executive agrees that all
Inventions of the Executive that may come into existence or be developed through the IP Period shall be the sole property of the Company, and the Company shall be the sole owner of all patents and other rights in connection therewith. The Executive hereby assigns to the Company any rights that he may have or acquire in all Inventions. The Executive further agrees as to all Inventions to reasonably assist the Company from time to time, at any time and in every proper way (but at the Company's expense), to obtain and enforce patents on Inventions in any and all jurisdictions and otherwise protect and evidence the Company's ownership of such Inventions. To that end the Executive will execute all documents for use in applying for and obtaining such patents on Inventions and enforcing same, as the Company may reasonably request, together with any assignments thereof to the Company or persons designated by it. The Executive's obligation to assist the Company in obtaining and enforcing patents for Inventions in any and all countries shall continue without limitation beyond the termination of the Executive's employment, but the Company shall compensate the Executive at a reasonable rate after such termination for time actually spent by the Executive at the Company's request on such assistance.

     8.6    NON-COMPETITION AGREEMENT.

     (a) The Executive agrees that during the term of this Agreement and for a period of three (3) years after a termination with cause, or for the severance period after any other termination hereunder (the "RESTRICTED PERIOD"), he will not either directly or indirectly, or in any capacity (whether as a promoter, proprietor, partner, joint venturer, employee, agent, consultant, director, officer, manager, shareholder, except as a shareholder holding less than three percent (3%) of a publicly traded company's issued and outstanding capital stock, or otherwise) work for, act as a consultant to, lend money or expertise to or own any interest in the United States in any direct competitor of the Company or any subsidiary of the Company. The Executive further agrees that he will not, during the Restricted Period, solicit, entice, persuade, induce or attempt to solicit, entice, persuade or induce, either directly or indirectly, any employee, client or customer of the Company or any subsidiary of the Company to terminate, alter or refrain from extending or renewing any contractual or other relationship of such employee, client or customer with the Company or any such subsidiary or, where such a relationship with the Company or any subsidiary of the Company is one of an exclusive nature, to commence a similar or substantially similar relationship with, any of his affiliates or any direct competitor of the Company or any subsidiary of the Company. The Executive further agrees that he will not cooperate with or assist, either directly or indirectly, any person or entity engaged in any of the actions prohibited under this Section 8.6.

     (b) The Executive acknowledges that a breach of this Section 8.6 hereof would cause irreparable damage to the Company, and in the event of any actual or threatened breach of the provisions of this Section 8.6, the Company shall be entitled, upon presentation of reasonable proof of such actual or threatened breach, to a temporary restraining order and an injunction restraining the Executive from breaching such covenants without the necessity of posting bond or proving irreparable harm, such being conclusively admitted by the Executive. Nothing shall be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from the Executive. The Executive agrees that issuance of an injunction will not pose an unreasonable restriction on the

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Executive. The parties to this Agreement agree that the limitations contained in this Section 8.6 with respect to time, geographic area and scope of activity to be restrained are reasonable and do not improve a greater restraint than is necessary to protect the goodwill and other business interests of the Company. However, if any court shall determine that the time, geographic area or scope of activity to be restrained of any restriction contained in this Section 8.6 is unenforceable, it is the intention of the parties hereto that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

     (c) If the Executive violates any covenant contained in this Section 8.6 and the Company brings any action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of any such covenant. Accordingly, the covenants of the Executive contained in this Section 8.6 shall be deemed to have duration as specified above, which periods shall be extended as to the Executive for the amount of time of the violation of any such covenant by the Executive through the date of a final judgment enforcing such covenants of the Executive.

     9.     MISCELLANEOUS.

     9.l    OTHER CONTRACTS. The Executive represents and warrants to the
Company that he is not now under any obligation of a contractual or other nature to any person, firm, or corporation which is inconsistent or in conflict with this Agreement or the Option Agreement, or which would prevent, limit, or impair in any way the performance by him of his obligations hereunder.

     9.2 NOTICE. Any notice required or permitted to be given hereunder shall be deemed sufficiently given if either hand delivered or sent by registered or certified mail, postage prepaid, addressed to the addressee at his or its address last provided the sender in writing by the addressee for purposes of receiving notices hereunder or, unless or until such address shall be so furnished, to the address indicated opposite his or its signature to this Agreement.

     9.3 MODIFICATION AND NO WAIVER OF BREACH. No amendment, or modification of this Agreement shall be binding unless it is in writing signed by the parties hereto. No waiver of any provision of or obligation or breach under this Agreement shall be binding unless it is in writing and signed by the party against which enforcement of such waiver is sought. No such waiver of an obligation or breach under this Agreement shall be deemed to constitute a waiver of a future obligation or breach, whether of a similar or dissimilar nature, except to the extent specifically provided in any written waiver under this
Section 9.3. The parties hereto acknowledge and agree that certain waivers, amendments or modifications of this Agreement shall be conditioned on the approval of the holders of a majority of the Series B Preferred Stock outstanding from time to time.

     9.4 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

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     9.5    COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

     9.6 CAPTIONS. The captions used herein are for ease of reference only and shall not define or limit the provisions hereof.

     9.7 ENTIRE AGREEMENT. This Agreement and the Option Agreement constitute the entire agreement between the parties hereto relating to the matters encompassed hereby and supersedes any prior oral or written agreements. No amounts are owed to Executive by the Company or any of its subsidiaries under any previous employment, consulting or similar agreements as of the date hereof. Each of the parties expressly agrees and acknowledges that, other than those statements expressly set forth in this Agreement, it is not relying on any statement, whether oral or written, of any person or entity with respect to its entry into this Agreement or to the consummation of the transactions contemplated by this Agreement, and no representations, oral or written, modifying or contradicting the terms of this Agreement have been made by any party.

     9.8 ASSIGNMENT. The rights of the Executive and the Company under this Agreement may not, without the consent of the other party hereto, be assigned, except that the Company may assign the entirety of this Agreement to any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly, acquires all or substantially all of the stock, assets or business of the Company.

     9.9 NON-TRANSFERABILITY OF INTEREST. None of the rights of the Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of the Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of the Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

     9.10 TAX MATTERS. The Executive acknowledges and agrees that all payments and benefits made or provided to Executive pursuant to the terms hereof which are required by applicable federal, state or local laws to be subject to withholding for income taxes or otherwise shall be so subject.

     9.11 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of the Executive or the Company under this Agreement would not be materially and adversely affected thereby, (a) such provisions shall be fully severable; (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provisions had never comprised a part hereof;
(c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

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     9.12   ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereover. The arbitration proceeding shall be conducted in the City and State of the Company's principal executive office in the United States unless otherwise agreed by the parties thereto. The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; PROVIDED, HOWEVER, that nothing in this Section 9.12 shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by Executive of any of his covenants contained herein.

     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first written above.


Address for notices:                                Presby Corp.


5910 North Central Expressway                        By:
Suite 1770                                              ------------------------
Dallas, Texas 75206                                  Name:
                                                          ----------------------
                                                     Title:
                                                          ----------------------


---------------------------                          ---------------------------
                                                     Terence A. Walts
---------------------------

---------------------------

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